Exhibit 99.1

For Immediate Release:

Contact: Bill Austin

Wednesday, November 5, 2008

(713) 651-4300

KEY ENERGY ANNOUNCES THIRD QUARTER RESULTS

HOUSTON, TX, November 5, 2008 – Key Energy Services, Inc. (NYSE: KEG) announced its results for the quarter ended September 30, 2008.  The Company’s earnings conference call will be held tomorrow at 10 a.m. EST.

Third Quarter Results

Revenue for the third quarter was $535.6 million, a new record for the Company and a 29% increase over revenues for the third quarter of  2007 of  $414.0 million. This increase in revenue was the result of contributions from acquisitions completed during the last twelve months, strong growth in the Company’s Mexico operations, the impact of recent price increases, and growth in our Pressure Pumping segment.  Net income and earnings per diluted share for the third quarter of 2008 were $48.5 million and $0.39, respectively, compared to $35.9 million and $0.27, respectively, in the third quarter of 2007.  These results represent a 35% increase in net income and a 44% increase in earnings per diluted share.  As previously disclosed, during the third quarter of 2008, the Company’s operations were negatively impacted by Gulf Coast hurricanes.  The Company believes the negative weather impact reduced revenue by approximately $11 million and reduced earnings per diluted share by $0.04 per share.

Adjusted EBITDA for the third quarter of 2008 totaled $130.9 million, compared to $99.9 million for the third quarter of 2007 and $121.5 million for the quarter ended June 2008, an increase of 31% and 8%, respectively (see reconciliation of net income to Adjusted EBITDA below).  In addition, general and administrative costs decreased from 13.7% of revenue in the third quarter of 2007 to 11.7% of revenue in the third quarter of  2008.

During the quarter, the Company was awarded a new 24-month contract with PEMEX valued at approximately $68 million and received a one-year extension of its February 2007 PEMEX contract.  The Company currently has 11 rigs in Mexico and expects to have 15 rigs there by the end of this year.

Additionally, in the third quarter the Company acquired the United States-based assets of Leader Energy Services for total combined consideration of approximately $35.4 million.  The Company closed on its initial $17.4 million investment in

Geostream Services, a Russian oilfield services company, on October 31, 2008.

Total capital expenditures, excluding acquisitions, were $58.8 million for the quarter. Through the end of September 2008,  the Company had capital expenditures of $130.2 million and expects to spend between $190 to $200 million for the full year.

Commenting on the quarterly results, Dick Alario, Chairman and CEO, stated, “We are pleased with our results for the third quarter, notwithstanding the impact of the hurricanes on several of our domestic divisions’ third quarter activity.  We delivered on our plans this quarter through continued excellent performance in Mexico and improved pricing in many of our U.S. business units.  In addition, we expanded into the Russian market.  With respect to growing our foreign operations, we believe that Key’s strategy of finding unique and manageable market entry methods will continue to create meaningful opportunities to achieve substantial returns.”

Alario continued, “In the short term, the uncertainty in the global financial markets and business conditions in our industry increases our focus on maintaining liquidity and generating free cash flow. Therefore, we expect to reduce capital expenditures in the remainder of 2008 and into 2009 and to continue to seek reductions in our cost structure.  While we have not completed our 2009 budget, our preliminary estimate for next year’s capital expenditures is between $150 and $175 million, $50 million of which will be roll over capital expenditures from equipment orders placed earlier this year. We believe that our strong balance sheet and continued access to credit will benefit our shareholders substantially in forthcoming periods.”

Mr. Alario further commented, “Our preliminary indications are that October will be a record month for revenues, but due to the many uncertainties facing the market, including customer spend patterns and extraordinary commodity price volatility, activity levels for the full fourth quarter are unclear.  As such, we are unable to provide guidance for the fourth quarter or to reconfirm our guidance the full year 2008.”

Liquidity Update

The Company’s liquidity position remains strong. As of October 31, 2008, the Company had approximately $75 million in cash on hand and approximately $141 million available under its Senior Credit Facility. This availability does not include unfunded commitments by a subsidiary of Lehman Brothers Holdings, Inc. that is a member of the syndicate of banks participating in our Senior Secured Credit Facility. The Company does not believe that the reduction in the available capacity under the Senior Secured Credit Facility has had or will have a material impact on the Company’s liquidity.

Share Repurchase Program

During the third quarter of 2008, the Company repurchased approximately 1.8 million shares at an aggregate cost of approximately $28.5 million.  From the inception of the Company’s share repurchase program in November 2007 through October 31, 2008, the Company has repurchased approximately 12.9 million shares of its common stock, at an aggregate cost of approximately $164.3 million. The Company is authorized to repurchase up to $300.0 million of its common stock on or before March 31, 2009.  As of October 31, 2008, the number of outstanding shares of common stock was 121,841,252.

Conference Call

The Company will hold an investor conference call tomorrow, November 6, 2008, at 10 am EST. To access the call, which is open to the public, please call the conference call operator at the following number: (888) 794-4637 and ask for the “Key Energy Conference Call.” International callers should dial (660) 422-4879. The conference call will also be available on the web. To access the webcast, go to www.keyenergy.com and select “Investor Relations.” A replay of the conference call will be available tomorrow afternoon beginning at 3:00 pm EST and will be available for one week. To access the replay, please call (800) 642-1687.  The access code for the replay is 69919038.

Quarterly operational activity data is provided in the table below:

	For the quarter ending
	September 30, 2008	June 30, 2008	September 30, 2007
Rig Hours	721,285	701,286	597,617
Trucking Hours	620,885	603,632	570,356

	Three Months Ended September 30,		Nine Months Ended June 30,
	2008	2007	2008	2007
	(In thousands, except per share data)
	(Unaudited)
REVENUES:
Well Servicing	$409,743	$311,304	$1,138,580	$931,289
Pressure Pumping	93,375	77,112	267,179	228,478
Fishing and Rental	32,502	25,551	88,263	73,629
TOTAL REVENUES	535,620	413,967	1,494,022	1,233,396

COSTS AND EXPENSES:
Well Servicing	255,631	193,151	709,016	545,983
Pressure Pumping	68,270	49,357	184,886	143,299
Fishing and Rental	18,294	14,974	52,422	41,934
Depreciation and amortization	42,676	31,185	124,923	91,483
General and administrative	62,477	56,569	188,458	164,787
Interest expense, net of amounts capitalized	10,475	7,914	30,594	26,231
(Gain) loss on sale of assets, net	(1,683)	2,398	(2,309)	1,945
Interest income	(213)	(1,851)	(903)	(5,589)
Other income expense, net	2,152	438	1,240	326

TOTAL COSTS AND EXPENSES, NET	458,079	354,135	1,288,327	1,010,399

Income before income taxes	77,541	59,832	205,695	222,997
Income tax expense	(29,079)	(23,936)	(78,982)	(86,775)
Minority interest	—	—	245	—

NET INCOME	$48,462	$35,896	$126,958	$136,222

EARNINGS PER SHARE:
Basic	$0.39	$0.27	$1.01	$1.03
Diluted	$0.39	$0.27	$1.00	$1.02

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	123,518	131,738	125,304	131,665
Diluted	125,377	133,808	127,062	133,955

	September 30, 2008	December 31, 2007
	(In thousands)
	(Unaudited)
Selected Balance Sheet Data:

Current assets:
Cash and cash equivalents	$71,211	$58,503
Short-term investments	—	276
Accounts receivable, net of allowance for doubtful accounts	427,749	343,408
Other current assets	78,057	85,678

TOTAL CURRENT ASSETS	$577,017	$487,865

Current liabilities:
Accounts payable	$36,332	$35,159
Accrued liabilities and accrued interest	214,253	187,259
Current portion of long-term debt, capital
lease obligations and notes payable - related parties	12,758	12,379

TOTAL CURRENT LIABILITIES	$263,343	$234,797

Long-term debt, less current portion	$596,836	$475,000
Capital lease obligations, less current portion	13,814	16,114
Notes payable - related parties, less current portion	20,500	20,500
Deferred tax liability	180,316	160,068
Non-current accrued expenses	64,458	63,349
Minority interest	—	251
Stockholders’ equity	$913,978	$888,998

	Nine Months Ended September30,
	2008	2007
	(In thousands)
	(Unaudited)
Selected Cash Flow Data:

Net cash provided by operating activities	$240,838	$190,223
Net cash used in investing activities	(223,065)	(218,932)
Net cash used in financing activities	(5,391)	(13,947)
Effect of changes in exchange rates on cash	326	17
Net increase (decrease) in cash and cash equivalents	12,708	(42,639)
Cash and cash equivalents, beginning of period	58,503	88,375
Cash and cash equivalents, end of period	$71,211	$45,736

Short-term investments	$—	$110,156

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES:

SUPPLEMENTAL DATA

Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended September 30,		Three Months Ended June 30,
	2008	2007	2008
	(In thousands)
	(Unaudited)

Net Income	$48,462	$35,896	$44,012
Income tax expense	29,079	23,936	27,446
(Gain) loss on sale of assets, net	(1,683)	2,398	(360)
Other (income) expense, net	2,152	438	(1,789)
Interest income	(213)	(1,851)	(182)
Interest expense, net of amounts capitalized	10,475	7,914	10,079
Depreciation and amortization expense	42,676	31,185	42,271
Adjusted EBITDA	$130,948	$99,916	$121,477

“Adjusted EBITDA” is defined as net income before interest, taxes, depreciation and amortization, other expense (income), and (gain) losses on sale of assets.  Management does not include (gain) loss on sale of assets and other expense (income), net, in its calculations of Adjusted EBITDA, as it believes that they are either non-recurring or not representative of our core operations.  Other expense (income), net generally represents our minority investment in IROC Energy Services, Corp. and foreign currency transaction gains and losses.  As a minority shareholder in IROC, we cannot directly impact the performance of that investment.  Further, management believes that most investors exclude (gain) loss on sale of assets, net from customary EBITDA calculations as that item is often viewed as non-recurring and not reflective of ongoing financial performance.

Adjusted EBITDA is a non-GAAP measure that is used as a supplemental financial measure by our management and directors and by external users of our financial statements, such as investors, to assess:

•                 The financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•                 The ability of our assets to generate cash sufficient to pay interest on our indebtedness; and

•                 Our operating performance and return on invested capital as compared to those of other companies in the well services industry, without regard to financing methods and capital structure.

Adjusted EBITDA has limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies.  Limitations to using Adjusted EBITDA as an analytical tool include:

•                 Adjusted EBITDA does not reflect our current or future requirements for capital expenditures or capital commitments;

•                 Adjusted EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on our debt;

•                 Adjusted EBITDA does not reflect income taxes;

•                 Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•                 Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company, the Company’s industry, management’s beliefs and certain assumptions made by management. Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects,” “believes,” “anticipates” and similar phrases. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: risks that the Company will be unable to  identify or complete acquisitions and that it will be unable to integrate acquired operations; risks affecting the Company’s foreign operations, including Russia; risks affecting the ability of the Company to maintain or improve operations, including the ability to maintain prices, or to  implement and maintain price increases, the impact of new rigs coming into the market and weather risk; and risks that the Company will be unable to achieve financial targets or cost reductions; factors affecting the Company’s stock repurchase program, including, among others, the market price of the company’s stock prevailing from time to time, the nature of other investment opportunities presented to the company from time to time, the company’s cash flows from operations, availability under the Company’s revolving credit facility, stability of credit market, and general economic conditions; and risks affecting activity levels for rig hours including the risk that commodity prices continue to decline and do not stabilize or return to previous levels or the risk that capital budgets from the Company’s customers decrease. Readers should also refer to the section entitled “Risk Factors” in the 2007 Annual Report on Form 10-K filed February 29, 2008 for a discussion of risks to which the Company is subject. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission